Exhibit 99.1

FOR IMMEDIATE RELEASE

STONERIDGE REPORTS THIRD-QUARTER 2004 RESULTS

— Net income up 26%; net sales increase 17% —

WARREN, Ohio – October 21, 2004 – Stoneridge, Inc. (NYSE: SRI) today announced sales of $164.3 million and net income of $3.9 million, or $0.17 per diluted share, for the third quarter ended September 30, 2004.

Net sales increased $23.5 million, or 17 percent, to $164.3 million compared with $140.8 million for the third quarter of 2003. As was the case in the previous two quarters, the increase in sales was primarily due to stronger performance in the Company’s served commercial vehicle markets. Net income for the third quarter was $3.9 million, or $0.17 per diluted share, an increase of 26 percent compared with $3.1 million, or $0.14 per diluted share, for the third quarter of 2003.

“We are very pleased with our third-quarter performance,” said Gerald V. Pisani, president and chief executive officer. “Like everyone in our industry, we have been operating in a difficult environment with rising commodity costs, customer pricing pressures and increased costs related to Sarbanes-Oxley requirements. The focus at Stoneridge on Six Sigma, Lean Manufacturing and supply chain excellence has enabled us to achieve our third-quarter estimate and maintain our guidance for the full year.”

For the nine months ended September 30, 2004, net sales were $518.4 million, an increase of 14 percent, compared with $455.4 million in the same period of 2003. Net income for the first nine months of 2004 was $22.4 million, or $0.98 per diluted share, compared with $16.3 million, or $0.72 per diluted share, in the comparable 2003 nine-month period.

Net cash provided by operating activities for the nine months ended September 30, 2004 was $26.9 million, compared with $51.0 million for the same period in 2003. The decrease in cash provided by operating activities was primarily due to an increase in accounts receivable resulting from the increase in sales, and a planned increase in inventories to cover customer requirements as the Company combined three plants in the United Kingdom and started up an operation in Mexico. The increase in inventory was also attributable to delays in certain product launches.

Outlook

Based on the current industry outlook, Stoneridge anticipates fourth-quarter 2004 net income to be in the range of $0.12 to $0.22 per diluted share, compared with $0.22 per diluted share for last year’s

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fourth quarter. Fourth-quarter net income will include costs associated with the Company’s three- plant combination in the United Kingdom, additional costs associated with the Mexican start up operation and costs related to Sarbanes-Oxley requirements. For the full year of 2004, Stoneridge expects net income to be in the range of $1.10 to $1.20 per diluted share, compared with $0.94 per diluted share for 2003.

Conference Call on the Web

A live Internet broadcast of Stoneridge’s conference call regarding 2004 third-quarter results can be accessed at 11 a.m. Eastern time on Thursday, October 21, 2004, at www.stoneridge.com, which will also offer a webcast replay.

About Stoneridge, Inc.

Stoneridge, Inc., headquartered in Warren, Ohio, is a leading independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the automotive, medium- and heavy-duty truck, agricultural and off-road vehicle markets. Sales in 2003 were approximately $607 million. Additional information about Stoneridge can be found at www.stoneridge.com.

Forward-Looking Statements

Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in this release. Factors that may cause actual results to differ materially from those in the forward-looking statements include, among other factors, the loss of a major customer, a decline in automotive, medium- and heavy-duty truck or agricultural vehicle production, the failure to achieve successful integration of any acquired company or business, labor disputes involving the Company or its significant customers, risks associated with conducting business in foreign countries, or a decline in general economic conditions. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. Stoneridge does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in Stoneridge’s periodic filings with the Securities and Exchange Commission.

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For more information, contact:

Joseph M. Mallak

Vice President and CFO

330/856-2443

STONERIDGE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands except for per share data)

	For the three months ended September 30,		For the nine months ended September 30,
	2004	2003	2004	2003
NET SALES	$164,286	$140,832	$518,365	$455,416

COSTS AND EXPENSES:
Cost of goods sold	124,836	106,462	385,676	339,796
Selling, general and administrative	28,877	23,273	82,785	71,277

OPERATING INCOME	10,573	11,097	49,904	44,343

Interest expense, net	6,031	6,805	18,528	20,558
Other income, net	(358)	(187)	(757)	(180)

INCOME BEFORE INCOME TAXES	4,900	4,479	32,133	23,965

Provision for income taxes	979	1,378	9,712	7,667

NET INCOME	$3,921	$3,101	$22,421	$16,298

BASIC NET INCOME PER SHARE	$0.17	$0.14	$0.99	$0.73

BASIC WEIGHTED-AVERAGE SHARES OUTSTANDING	22,630	22,410	22,605	22,410

DILUTED NET INCOME PER SHARE	$0.17	$0.14	$0.98	$0.72

DILUTED WEIGHTED-AVERAGE SHARES OUTSTANDING	22,925	22,758	22,863	22,676

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STONERIDGE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2004	December 31, 2003
	(Unaudited)	(Audited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$32,145	$24,142
Accounts receivable, net	118,579	89,161
Inventories, net	58,992	48,047
Prepaid expenses and other	13,845	10,420
Deferred income taxes	9,763	7,856

Total current assets	233,324	179,626

PROPERTY, PLANT AND EQUIPMENT, net	112,933	116,262

OTHER ASSETS:
Goodwill	255,292	255,292
Investments and other, net	29,202	28,487

TOTAL ASSETS	$630,751	$579,667

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt	$38	$417
Accounts payable	64,474	53,594
Accrued expenses and other	65,585	54,569

Total current liabilities	130,097	108,580

LONG-TERM LIABILITIES:
Long-term debt, net of current portion	200,149	200,245
Deferred income taxes	30,143	25,288
Other liabilities	2,623	2,148

Total long-term liabilities	232,915	227,681

SHAREHOLDERS’ EQUITY:
Preferred shares, without par value, 5,000 authorized, none issued	—	—
Common shares, without par value, 60,000 authorized, 22,759 (net of 7 treasury shares) and 22,459 issued and outstanding at September 30, 2004 and December 31, 2003, respectively, with no stated value	—	—
Additional paid-in capital	145,125	143,535
Retained earnings	121,179	98,758
Accumulated other comprehensive income	1,435	1,113

Total shareholders’ equity	267,739	243,406

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$630,751	$579,667

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STONERIDGE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	For the nine months ended September 30,
	2004	2003
Net cash provided by operating activities	$26,867	$51,037

INVESTING ACTIVITIES:
Capital expenditures	(18,108)	(11,615)
Proceeds from sale of fixed assets	16	832
Business acquisitions and other	(714)	(3)

Net cash used by investing activities	(18,806)	(10,786)

FINANCING ACTIVITIES:
Repayments of long-term debt	(359)	(22,355)
Net repayments under revolving credit facilities	—	(715)
Proceeds from exercise of share options	376	258
Other financing costs	(134)	—

Net cash used by financing activities	(117)	(22,812)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	59	730

NET CHANGE IN CASH AND CASH EQUIVALENTS	8,003	18,169

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	24,142	27,235

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$32,145	$45,404